SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 6, 2011

PIONEER NATURAL RESOURCES COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-13245	75-2702753
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5205 N. O'Connor Blvd., Suite 200, Irving, Texas		75039
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (972) 444-9001

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into A Material Definitive Agreement

On January 6, 2011, Pioneer Natural Resources USA, Inc., a wholly-owned subsidiary of Pioneer Natural Resources Company (together with its subsidiaries, the "Company") entered into a purchase and sale agreement with OMV (Tunesien) Production GmbH, a wholly-owned subsidiary of OMV AG (together with its subsidiaries, "OMV") for the sale to OMV of 100 percent of the Company's share holdings in Pioneer Natural Resources Tunisia Ltd. and Pioneer Natural Resources Anaguid Ltd. (referred to herein in the aggregate as "Pioneer Tunisia") for cash proceeds of $866 million, subject to normal closing adjustments.  The Company announced the transaction in a news release that is attached to this Report as exhibit 99.1.

OMV, through the purchase of Pioneer Tunisia, will acquire all of the Company's Tunisian oil and gas operations and underlying proved oil and gas reserves of approximately 24 million barrels of oil equivalent ("BOE") as of December 31, 2010.  Production from the Company's Tunisian oil and gas operations averaged approximately 5,400 BOE per day during the year ended December 31, 2010.

The transaction is expected to close during the first quarter of 2011.  The Company expects to record a first quarter 2011 pretax gain attributable to the transaction, subject to normal closing adjustments, of $640 million to $690 million and expects to pay minimal cash taxes.  The purchase and sale agreement contains customary warranties, covenants, closing conditions and post-closing indemnities for transactions of this nature.

Item 9.01.	Financial Statements And Exhibits

(d)	Exhibits

99.1 --	News release dated January 6, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER NATURAL RESOURCES COMPANY

By:	/s/ Frank W. Hall
Frank W. Hall,
Vice President and Chief Accounting Officer

Dated: January 6, 2011

EXHIBIT INDEX

PIONEER NATURAL RESOURCES COMPANY

EXHIBIT INDEX

Exhibit No.	Description

99.1(a)	News release dated January 6, 2011.

___________
(a) Furnished herewith.